                                                                   EXHIBIT 10.19


                            FIFTH AMENDMENT TO LEASE

        This Fifth Amendment to Lease ("Amendment") is entered into, and dated for reference purposes, as of September 25, 2002 (the "Execution Date") by and between METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation ("Metropolitan"), as Landlord ("Landlord"), and GENELABS TECHNOLOGIES, INC. a California corporation ("Genelabs"), as Tenant ("Tenant"), with reference to the following facts ("Recitals"):

        A. Tenant's predecessor in interest as Lessee (Gene Labs, Inc.) and Metropolitan's predecessor in interest as Lessor (Seaport Centre Venture Phase II, a California general partnership) entered into that certain written Five-Year Industrial Net Lease Agreement (the "Original Lease") dated July 29, 1986 naming Lincoln Property Company N.C., Inc., as Manager and Agent for Owner as Lessor, for certain premises ("Original Premises") in the building with an address of 505 Penobscot Drive, Redwood City, California, in Phase II of Seaport Centre, as more particularly described in the Original Lease. The Original Lease was amended by that certain First Amendment to Industrial Net Lease Agreement dated as of March 23, 1987 (the "First Amendment") and by that certain Second Amendment to Industrial Net Lease Agreement dated as of September 4, 1987 (the "Second Amendment") for certain additional premises ("Additional Premises") described therein, and by that certain Third Amendment to Five-Year Industrial Net Lease Agreement dated June 10, 1992 (the "Third Amendment") and by that certain Fourth Amendment to Lease dated as of June 17, 1997 (the "Fourth Amendment"). The Original Lease as so amended is referred to herein as the Existing Lease. The Original Premises and Additional Premises are collectively referred to herein as the "Premises."

        B. Landlord and Tenant now desire to provide for extension of the Term and other amendments of the Existing Lease as more particularly set forth below.

        NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

        Section 1. Scope of Amendment; Defined Terms. Except as expressly provided in this Amendment, the Existing Lease shall remain in full force and effect. Should any inconsistency arise between this Amendment and the Existing Lease as to the specific matters which are the subject of this Amendment, the terms and conditions of this Amendment shall control. The term "Existing Lease" defined above shall refer to the Existing Lease as it existed before giving effect to the modifications set forth in this Amendment and the term "Lease" as used herein and in the Existing Lease shall refer to the Existing Lease as modified by this Amendment, except as expressly provided in this Amendment. All capitalized terms used in this Amendment and not defined herein shall have the meanings set forth in the Existing Lease unless the context clearly requires otherwise.

        Section 2. Extension of Term. Landlord and Tenant acknowledge and agree that notwithstanding any provision of the Existing Lease to the contrary, the current Term pursuant to the Existing Lease will expire on November 30, 2002, and that the Term is hereby extended for the period of forty-eight (48) months (the "Extended Term") commencing on December 1, 2002 (the "Extension Commencement Date") and expiring November 30, 2006 (hereafter, the "Expiration Date" in lieu of the date provided in the Existing Lease), unless sooner terminated pursuant to the terms of the Lease. This extension is with respect to the entire Premises. Landlord and Tenant acknowledge and agree that this Amendment provides all rights and obligations of the parties with respect to extension of the current Term, whether or not in accordance with any other provisions, if any, of the Existing Lease regarding renewal or extension, and any such provisions, options or rights for renewal or extension provided in the Existing Lease are hereby deleted as of the Execution Date.

        Section 3. Monthly Rent for Extended Term. Notwithstanding any provision of the Existing Lease to the contrary, commencing on the Extension Commencement Date and continuing


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through the Expiration Date of the Extended Term, the amount of monthly base rent due and payable by Tenant for the Premises shall be as follows:

        Period                      Monthly Amount            Monthly Rate/RSF
        ------                      --------------            ----------------
12/01/2002 - 11/30/2003             $102,452.70               $2.10
12/01/2003 - 11/30/2004             $105,526.28               $2.163
12/01/2004 - 11/30/2005             $108,692.07               $2.228
12/01/2005 - 11/30/2006             $111,952.83               $2.295

        Section 4. Tenant's Proportionate Share of Operating Expenses. Notwithstanding any provision of the Existing Lease to the contrary, commencing on the Extension Commencement Date and continuing through the Expiration Date of the Extended Term, Tenant shall pay Tenant's proportionate share of operating expenses (including Utilities not separately metered to the Premises) and for such purposes Tenant's proportionate share is conclusively agreed to be 20.71%, which is determined by dividing the total square footage of the Premises (at this date conclusively agreed to be 48,787 square feet) by the total square footage of Phase II of Seaport Centre (at this date conclusively agreed to be 235,620 square feet).

        Section 5. Increase in the Security Deposit; Letter of Credit. Notwithstanding any provision of the Existing Lease to the contrary, on or before the Extension Commencement Date, Tenant shall pay Landlord an amount sufficient to increase the Security Deposit specified in the Existing Lease from the amount of Thirty-five Thousand Four Hundred Forty-one Dollars ($35,441.00) ("Original Deposit") to the amount of One Hundred Eleven Thousand, Nine Hundred Fifty-three Dollars ($111,953.00), which greater amount is the Security Deposit hereafter required under the Lease. The entire amount of the Security Deposit (and not less than the full amount) may be given to Landlord in the form of an irrevocable letter of credit meeting the requirements set forth herein ("Letter of Credit"). In the event Tenant delivers to Landlord the Letter of Credit, then within thirty (30) days after receipt of the Letter of Credit, Landlord shall refund to Tenant the Original Deposit in cash, and upon delivery of such Letter of Credit the Original Deposit shall no longer be deemed a part of the Security Deposit. The Letter of Credit shall be an unconditional "clean" Letter of Credit and require no documents, and shall be in form, scope and substance as required by this Section, and shall be from a banking institution reasonably satisfactory to Landlord (but in no event from any bank that would cause Landlord to be in violation of insurance regulations applicable to Landlord). It shall also be in compliance with all applicable laws and regulations, including, without limitation, applicable regulations of the Comptroller of the Currency. Said Letter of Credit may have an initial term of no greater than one (1) year, and shall be extended or reissued in a manner and from a banking institution satisfactory to Landlord, or replaced by Tenant, in each case at least forty-five (45) days prior to its expiration with another Letter of Credit which complies with the requirements of this Section, so that in all events (and notwithstanding any earlier date certain set forth as the expiration date in the Letter of Credit) the Letter of Credit shall continue in effect until the date which is sixty (60) days after the date the Lease has expired or been terminated and Landlord has recovered possession ("Termination Date"). The Letter of Credit shall be in the form attached as Exhibit A or in such other form as shall be satisfactory to Landlord, in its sole discretion. Tenant shall pay all expenses, points and/or fees charged by the issuer or incurred by Tenant in obtaining, transferring or replacing the Letter of Credit. Upon a proposed sale or other transfer of any interest (i) of Landlord in the Premises or this Lease, or (ii) in or of Landlord (including, without limitation, consolidations, mergers or other entity changes), in all such events Tenant, at its sole cost and expense and upon ten (10) business days notice, shall, concurrent with Landlord's delivery to the issuer of the then outstanding Letter of Credit, deliver or cause issuer to deliver to any such transferees, successors or assigns a replacement Letter of Credit on identical terms (except for the stated beneficiary) from the same issuer naming such transferees, successors or assigns as the new beneficiary or beneficiaries thereof. It is agreed that in the event
(i) Tenant defaults in the performance or observance of any of the terms, provisions, covenants and conditions of this Lease, including the payment of Rent or any other sum due from Tenant with respect to the Lease, or (ii) the Letter of Credit is not extended or replaced by Tenant in a manner


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which complies with the foregoing provisions of this Section, Landlord shall have the right but shall not be required to, from time to time, without prejudice to any other right or remedy Landlord may have on account thereof, to present the Letter of Credit for payment and to use, apply or retain the whole or any part of the proceeds (x) to the extent Landlord could use, apply or retain any other funds deposited with Landlord as a Security Deposit hereunder, and (y) to compensate Landlord for unpaid past Rent, future Rent loss, and other losses, damages and costs Landlord has incurred or will incur by reason of Tenant's default, including Landlord's calculation of the unpaid past Rent, future Rent loss, and all other losses, costs and damages, that Landlord would be entitled to recover if Landlord were to pursue recovery under California Civil Code Section 1951.2. In the event that any amount of the Letter of Credit or proceeds thereof held by Landlord is so used, applied or retained, Tenant shall replenish such amount. If Landlord presents the Letter of Credit for payment, no interest shall be payable to Tenant on the proceeds. Tenant shall not assign or encumber or attempt to assign or encumber the Letter of Credit (or the proceeds thereof) held as part of the Security Deposit, and neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

        Section 6. ADA. The parties hereby agree that (a) Landlord shall be responsible for compliance with Title III of the Americans With Disabilities Act of 1990 (42 U.S.C. Section 12101 et seq.) and regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively referred to herein as the "ADA") in the Common Areas (defined below), except as provided below, (b) Tenant shall be responsible for ADA Title III compliance in the Premises, including any leasehold improvements or other work to be performed in the Premises under or in connection with this Lease, (c) Landlord may perform, or require that Tenant perform, and Tenant shall be responsible for the cost of, ADA Title III "path of travel" requirements triggered by Tenant's Alterations in the Premises, and (d) Landlord may perform, or require Tenant to perform, and Tenant shall be responsible for the cost of, ADA Title III compliance in the Common Areas necessitated by the Building being deemed to be a "public accommodation" instead of a "commercial facility" as a result of Tenant's use of the Premises. Tenant shall be solely responsible for requirements under Title I of the ADA relating to Tenant's employees. For all purposes of this Lease, Common Areas shall mean all areas of the Real Property made available by Landlord from time to time for the general common use or benefit of the tenants of the building, their employees and invitees or the public, as such areas currently exist and as they may be changed from time to time.

        Section 7. AS IS Condition of Premises; Alteration by Tenant; No Allowance. Notwithstanding any provision of the Existing Lease to the contrary, the following provisions shall govern with respect to the Extended Term:

        7.1 AS-IS. Notwithstanding any provision of the Existing Lease to the contrary, Tenant hereby accepts the Premises in its "AS IS" condition existing as of the date hereof, without any express or implied representations or warranties of any kind by Landlord, its brokers, manager or agents, or the employees of any of them regarding the Premises, and Landlord shall not have any obligation to construct or install any tenant improvements or alterations or to pay for any such construction or installation. Tenant acknowledges that Tenant presently occupies the Premises.

        7.2. Alterations Generally. Notwithstanding anything in the Existing Lease to the contrary, in the event that Tenant desires to do alterations, additions or improvements to the Premises (collectively referred to herein as "Alterations"), excluding paint, carpet, repairs, maintenance and replacements of existing equipment and trade fixtures if no building permit is required for such work or replacement (the "Excluded Alterations"), the plans and work shall be subject to and in compliance with the terms and provisions of the Existing Lease with respect to such Alterations (including, without limitation, Section 11 of the Original Lease), except as otherwise expressly provided in this Amendment. Tenant shall pay Landlord a fee ("Construction Fee") for reviewing and supervising the Alterations (but not


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

Excluded Alterations) in an amount not to exceed an amount equal to the sum of two percent (2%) of the cost of the Alterations (but not Excluded Alterations) up to $500,000 per job, plus one percent (1%) of the cost of the Alterations (but not Excluded Alterations) in excess of $500,000, excluding from such cost of the Alterations only the cost of buying items which may be removed from the Premises by Tenant upon the expiration of the Term, including but not limited to movable furniture and trade fixtures, laboratory benches, equipment and modular rooms, and excluding such cost only if Tenant provides reasonable documentation to Landlord to substantiate both that those items qualify for such exclusion and the cost of buying them.

        7.3. Design & Construction Responsibility for any Alterations. Tenant shall be responsible for the suitability for the Tenant's needs and business of the design and function of all Alterations and for their construction in compliance with (i) all laws, rules, orders, ordinances, directions, regulations and requirements of all governmental authorities, agencies, offices, departments, bureaus and boards having jurisdiction thereof, (ii) all rules, orders, directions, regulations and requirements of the pacific Fire Rating Bureau, or of any similar insurance body or bodies ((i) and (ii) collectively referred to herein as "Laws") and (iii) all rules and regulations of Landlord. Without limiting the generality of the foregoing, Landlord and Tenant acknowledge and agree that such Laws include all building codes and regulations, Title 24, and the ADA.

        Section 8. Amendment of Section 15 Re Assignment; Sublease. The Existing Lease is hereby further amended by amending Section 15 of the Original Lease as follows: (i) Sections 15.b. and 15.d. are deleted in their entirety and of no further force or effect; and (ii) the following language is added to the end of
Section 15 as Sections 15.f and 15.g:

               f. Tenant shall pay Landlord on the first day of each month during the term of the sublease or assignment, fifty percent (50%) of the amount by which the sum of all rent and other consideration (direct or indirect) paid by the subtenant or assignee for such month exceeds:
        (i) that portion of the base rent and Tenant's proportionate share of operating expenses due under the Lease for said month which is allocable to the space sublet or assigned; and (ii) the following costs and expenses for the subletting or assignment of such space: (1) brokerage commissions and attorneys' fees and expenses, (2) the actual costs paid in making any improvements or substitutions in the Premises required by any sublease or assignment; and (3) "free rent" periods, costs of any inducements or concessions given to subtenant or assignee, moving costs, and other amounts in respect of such subtenant's or assignee's other leases or occupancy arrangements. All such costs and expenses shall be amortized over the term of the sublease or assignment pursuant to sound accounting principles.

               g. Notwithstanding anything to the contrary contained in this
        Section 15, Tenant shall have the right, without the prior written consent of landlord, and without any right of recapture by Landlord or payment of any transfer premium as described in section 15.f., to sublease all or a portion of the Premises or to assign this Lease to the following "Permitted Transferees": (i) a corporation controlling, controlled by or under common control with Tenant; (ii) a successor to Tenant by merger, consolidation, or nonbankruptcy reorganization; or
        (iii) a purchaser of more than fifty percent (50%) of Tenant's capital stock or assets. The term "control," as used in this Section 15.g. shall mean the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of more than fifty percent (50%) of the voting interest in, any person or entity, provided however, with respect to control of the shares of stock of Tenant in the event that Tenant is a "Public Company" (defined below) at the time of, or immediately before giving effect to the transfer in question, the phrase "thirty-five percent (35%)" shall be substituted in place of the phrase "fifty percent (50%)" in making any determination of control for purposes of this Section 15.g. The term "Public Company" shall mean a corporation whose shares of stock are registered with the Securities and Exchange Commission in accordance with applicable laws and are publicly listed and publicly traded through the New York Stock Exchange or American Stock Exchange, or listed and publicly traded through the NASDAQ national market or NASDAQ small market or the over-the-counter market. Provided however, as a condition of the pre-consent to transfer to persons qualifying as Permitted Transferees pursuant to this Section 15.g, Tenant and each


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        Permitted Transferee shall deliver to Landlord: (x) an assumption by the
        Permitted Transferee (except in the event of a sublease) for the benefit of Landlord in writing in a form acceptable to Landlord of all of Tenant's obligations and liability under the Lease, with a draft of such proposed assumption to be delivered no later than five (5) days prior to the effective date of the assignment and a fully executed original of such assumption to be delivered no later than five (5) days after the effective date; (y) a fully executed copy of an assignment or sublease agreement between Tenant and the Permitted Transferee, to be delivered no later than five (5) days after the effective date; and (z) such documents or information which Landlord reasonably requests for the purpose of substantiating whether or not the assignment or sublease is to a Permitted Transferee, to be delivered promptly after Landlord's written request.

        Section 9. Amendment of Section 20 Re Insurance. The Existing Lease is hereby further amended by amending Section 20 of the Original Lease to provide that notwithstanding any provision of the Existing Lease to the contrary:

        9.1 Tenant's Insurance. Tenant, at Tenant's expense, agrees to maintain in force during the Extended Term: (a) Commercial General Liability Insurance on a primary basis and without any right of contribution from any insurance carried by Landlord covering the Premises on an occurrence basis against all claims for personal injury, bodily injury, death and property damage, including contractual liability covering the indemnification provisions in this Lease, which insurance shall be for not less than a combined single limit of Five Million Dollars ($5,000,000.00); (b) Workers' Compensation and Employers' Liability Insurance to the extent required by and in accordance with the Laws of the State of California; (c) "All Risks" property insurance in an amount adequate to cover the full replacement cost of all Tenant alterations and additions to the Premises, equipment, installations, fixtures and contents of the Premises in the event of loss; and (d) In the event a motor vehicle is to be used by Tenant in connection with its business operation from the Premises, Comprehensive Automobile Liability Insurance coverage with limits of not less than Three Million and No/100 Dollars ($3,000,000.00) combined single limit coverage against bodily injury liability and property damage liability arising out of the use by or on behalf of Tenant, its agents and employees in connection with this Lease, of any owned, non-owned or hired motor vehicles. The amount of the coverage and limits of the insurance pursuant to sub-parts (a) and (c) of the preceding sentence shall be subject to increase pursuant to the provisions of the third full paragraph of Section 20 of the Existing Lease.

        9.2. Form of Policies. Each policy referred to in Section 9.1 above shall satisfy the following requirements. Each policy shall (i) name Landlord and Insignia ESG, Inc. (the property manager for the building as of the date hereof), and to the extent identified in writing by Landlord, any different property manager for the building, the Mortgagee or ground lessor of Phase II of Seaport Centre and the leasing manager for the building and their respective directors, officers, agents and employees, as additional insureds (except Workers' Compensation and Employers' Liability Insurance), (ii) be issued by one or more responsible insurance companies licensed to do business in the State of California reasonably satisfactory to Landlord and rated A+ XV or better in Best's Insurance Guide, (iii) where applicable, provide for deductible amounts reasonably satisfactory to Landlord and not permit co-insurance, (iv) shall provide that such insurance may not be canceled or amended without thirty (30) days' prior written notice to the Landlord (except as a result of nonpayment of premiums, for which ten (10) days' prior written notice shall be required) and
(v) each policy of "All-Risks" property insurance shall provide that the policy shall not be invalidated should the insured waive in writing prior to a loss, any or all rights of recovery against any other party for losses covered by such policies. Tenant shall deliver to Landlord certificates (reasonably satisfactory to Landlord) of insurance for all policies and renewals thereof to be maintained by Tenant hereunder prior to the Extension Commencement Date and not less than five (5) days prior to the expiration date of each policy. Further, within sixty
(60) days after Landlord's request for certified copies of any or all policies and renewals thereof to be maintained by Tenant hereunder, Tenant shall deliver to Landlord the requested certified copies.


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        9.3    Waiver of Subrogation.

        (a) Landlord agrees that, if obtainable at no, or minimal, additional cost, and so long as the same is permitted under the laws of the State of California, it will include in its "All Risks" policies appropriate clauses pursuant to which the insurance companies (i) waive all right of subrogation against Tenant with respect to losses payable under such policies and/or (ii) agree that such policies shall not be invalidated should the insured waive in writing prior to a loss any or all right of recovery against any party for losses covered by such policies.

        (b) Tenant agrees to include, if obtainable at no, or minimal, additional cost, and so long as the same is permitted under the laws of the State of California, in its "All Risks" insurance policy or policies on Tenant alterations and additions to the Premises, whether or not removable, and on Tenant's furniture, furnishings, fixtures and other property removable by Tenant under the provisions of this Lease appropriate clauses pursuant to which the insurance company or companies (i) waive the right of subrogation against Landlord and/or any tenant of space in the building with respect to losses payable under such policy or policies and/or (ii) agree that such policy or policies shall not be invalidated should the insured waive in writing prior to a loss any or all right of recovery against any party for losses covered by such policy or policies. If Tenant is unable to obtain in such policy or policies either of the clauses described in the preceding sentence, Tenant shall, if legally possible and without necessitating a change in insurance carriers, have Landlord named in such policy or policies as an additional insured. If Landlord shall be named as an additional insured in accordance with the foregoing, Landlord agrees to endorse promptly to the order of Tenant, without recourse, any check, draft, or order for the payment of money representing the proceeds of any such policy or representing any other payment growing out of or connected with said policies, and Landlord does hereby irrevocably waive any and all rights in and to such proceeds and payments.

        (c) In all cases that a waiver of subrogation would be required pursuant to Section 9.3(a), Landlord hereby waives any and all right of recovery which it might otherwise have against Tenant, its servants, agents and employees, for loss or damage occurring to the real property and the fixtures, appurtenances and equipment therein, except Tenant alterations and additions, to the extent the same are covered by Landlord's insurance, notwithstanding that such loss or damage may result from the negligence or fault of Tenant, its servants, agents or employees. In all cases that a waiver of subrogation would be required pursuant to Section 9.3(b), Tenant hereby waives any and all right of recovery which it might otherwise have against Landlord, its servants, and employees and against every other tenant in the real property who shall have executed a similar waiver for loss or damage to tenant alterations and additions, whether or not removable, and to Tenant's furniture, furnishings, fixtures and other property removable by Tenant under the provisions hereof to the extent the same is covered or coverable by Tenant's insurance required under this Lease, notwithstanding that such loss or damage may result from the negligence or fault of Landlord, its servants, agents or employees, or such other tenant and the servants, agents or employees thereof.

        (d) Landlord and Tenant hereby agree to advise the other promptly if the clauses to be included in their respective insurance policies pursuant to subparagraphs (a) and (b) above cannot be obtained on the terms hereinbefore provided and thereafter to furnish the other with a certificate of insurance or copy of such policies showing the naming of the other as an additional insured, as aforesaid. Landlord and Tenant hereby also agree to notify the other promptly of any cancellation or change of the terms of any such policy which would affect such clauses or naming. All such policies which name both Landlord and Tenant as additional insureds shall, to the extent obtainable, contain agreements by the insurers to the effect that no act or omission of any additional insured will invalidate the policy as to the other additional insureds.

        Section 10. Amendment of Section 38.j Re Limitation of Landlord's Liability. The Existing Lease is hereby further amended by amending and restating in its entirety Section 38.j. of the Original Lease as follows:
Notwithstanding any other provision of this Lease to the contrary, the liability of Landlord for its obligations under this Lease is limited solely to Landlord's interest in Phase II of Seaport Center as the same may from time to time be encumbered, up to a maximum liability of


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

Five Million Dollars ($5,000,000.00) in value of such unencumbered equity interest, and no personal liability shall at any time be asserted or enforceable against any other assets of Landlord or against Landlord's stockholders, directors, officers or partners on account of any of Landlord's obligations or actions under this Lease.

        Section 11. Option To Extend.

        (a) Landlord hereby grants Tenant a single option to further extend the Term of the Lease for an additional period of four (4) years (such period may be referred to as the "Option Term"), as to the entire Premises as it may then exist, upon and subject to the terms and conditions of this Section (the "Option To Extend"), and provided that at the time of exercise of such right:
(i) Tenant must be in occupancy of at least fifty percent (50%) of the Premises; and (ii) there has been no material adverse change in Tenant's financial position from such position as of the date of execution of this Amendment, as certified by Tenant's independent certified public accountants, and as supported by Tenant's certified financial statements, copies of which shall be delivered to Landlord with Tenant's written notice exercising its right hereunder.

        (b) Tenant's election (the "Election Notice") to exercise the Option To Extend must be given to Landlord in writing no earlier than the date which is eighteen (18) months before the Expiration Date of the Extended Term and no later than the date which is twelve (12) months before the Expiration Date of the Extended Term. If Tenant either fails or elects not to exercise its Option to Extend by not timely giving its Election Notice, then the Option to Extend shall be null and void.

        (c) The Option Term shall commence immediately after the expiration of the Extended Term. Tenant's leasing of the Premises during the Option Term shall be upon and subject to the same terms and conditions contained in the Lease except that: (i) the Monthly Base Rent shall be amended to an amount to equal the "Option Term Rent", defined and determined in the manner set forth in the immediately following Subsection (and otherwise, Tenant shall continue to pay Tenant's proportionate share of "operating expenses" and other charges pursuant to the Lease and Tenant shall continue to pay directly the utility or service provider for all utilities or services which Tenant is to obtain directly pursuant to other provisions of the Lease, collectively, "Triple Net Payables"); (ii) the Security Deposit shall be increased, if applicable, to equal one hundred percent (100%) of the highest monthly installment of the Option Term Rent (the increase, if any, shall be payable upon the commencement date of the Option Term), but in no event shall the Security Deposit be decreased; (iii) Tenant shall accept the Premises in its "AS-IS" condition without any obligation of Landlord to repaint, remodel, repair, improve or alter the Premises or to provide Tenant any allowance therefor; and (iv) there shall be no further option or right to extend the term of the Lease. If Tenant timely and properly exercises the Option To Extend, references in the Lease to the Term shall be deemed to mean the Term as extended by the Option Term unless the context clearly requires otherwise.

        (d) The Option Term Rent shall mean the greater of (i) the Monthly Base Rent payable by Tenant under this Lease calculated at the rate applicable for the last full month of the Extended Term ("Preceding Rent") or (ii) the "Prevailing Market Rent" (defined below). During the Option Term, Tenant shall continue to pay Triple Net Payables (as defined in the preceding Subsection), and such Triple Net Payables shall be taken into account in determining, but shall be additional to and not included in, the Preceding Rent or Prevailing Rent, as such terms are used herein. As used herein, "Prevailing Market Rent" shall mean the base rent and all other monetary payments and escalations, including consumer price increases, payable by a tenant, excluding Triple Net Payables (provided however, Prevailing Market Rent shall be determined taking into account an obligation to pay such Triple Net Payables, so, for example, any comparable transaction with so-called gross rent shall be adjusted to be equivalent to the base rent and payments which would be payable if such tenant was obligated to pay Triple Net Payables as Tenant does), that Landlord could obtain from a third party desiring to lease the Premises on an AS IS basis (without further improvements, but otherwise in surrender condition in accordance with the Lease) for a term equal to the Option Term and commencing when the Option Term is to commence under market leasing conditions, and taking into account the following by comparison between the Premises and the other space or between the proposed transactions: the size, location and floor levels; the type and quality of tenant improvements; the age and location of the project; quality of construction of the project; services to be provided by Landlord or by tenant; the rent, all other monetary payments and escalations obtainable for new leases of space comparable to the Premises in Phase II of Seaport Center and in comparable buildings in the mid-Peninsula area, and other factors that would be relevant to such a third party in determining what such party would be willing to pay therefor, provided, however, that Prevailing Market Rent shall include an adjustment for so-called free rent, if any, applicable after substantial completion of any tenant improvements, but shall not be reduced or adjusted for "Tenant Concessions" (as defined below), if any, being offered to prospective new tenants of comparable space. For purposes of the preceding sentence, the term "Tenant Concessions" shall include, without limitation, tenant improvement allowances and work, moving allowances, and lease takeovers. The determination of Prevailing Market Rent based upon the foregoing criteria shall be made by Landlord, in the good faith exercise of Landlord's business judgment. Within thirty (30) days after Tenant's exercise of the Option To Extend, Landlord shall notify Tenant of Landlord's determination of Option Term Rent for the Premises. If Landlord's determination of Prevailing Market Rent is greater than the Preceding Rent, and if Tenant, in Tenant's sole discretion, disagrees with the amount of Prevailing Market Rent determined by Landlord, Tenant may elect to revoke and rescind the exercise of the option by giving written notice thereof to Landlord within ninety (90) days after notice of Landlord's determination of Prevailing Market Rent.

        (e) This Option to Extend is personal to Genelabs and may not be used by, and shall not be transferable or assignable (voluntarily or involuntarily) to any person or entity, provided however, so long as the occupancy requirement is satisfied by Genelabs or by a Permitted Assignee (defined below), this right may be exercised by Genelabs or by such Permitted Assignee, and such Permitted Assignee may exercise the right without Genelabs joining in or consenting to such exercise, and notwithstanding any provision of the Lease to the contrary, Genelabs shall remain liable for all obligations under the Lease, including those resulting from any such exercise, with the same force and effect as if Genelabs had joined in such exercise. For purposes hereof, the term "Permitted Assignee" shall mean an assignee of the Lease to which Landlord has consented pursuant to Section 15 of the Lease and which has complied with Section 15 of the Lease, or an assignee of the Lease which is a Permitted Transferee (as defined in this Amendment) which has complied with Section 15.g of the Lease.

        (f) Upon the occurrence of any of the following events, Landlord shall have the option, exercisable at any time prior to commencement of the Option Term, to terminate all of the provisions of this Section with respect to the Option to Extend, with the effect of canceling and voiding any prior or subsequent exercise so this Option to Extend is of no force or effect:

               (i) Tenant's failure to timely exercise the Option to Extend in accordance with the provisions of this Section.

               (ii) The existence at the time Tenant exercises the Option to Extend or at the commencement of the Option Term of a material default on the part of Tenant under the Lease beyond any applicable cure period, and without limiting the generality of what is a material default, any default in payment beyond any applicable cure period shall be deemed to be material;

        (g) Without limiting the generality of any provision of the Lease, time shall be of the essence with respect to all of the provisions of this Section.

        Section 12. Consent to Extension of Genitope Sublease. Reference is made to that written consent dated March 2, 2001 to Sublease by Tenant, as sublandlord, to Genitope Corporation, as Subtenant, executed by and between Landlord, Tenant and Subtenant (the "Consent to Sublease"). The referenced Sublease consists of that certain Sublease Agreement between Tenant and Subtenant dated June 22, 1997, as amended by the First Amendment to Sublease Agreement dated as of October __, 1999, the Second Amendment to Sublease Agreement dated as of April 1, 2000 and the Third Amendment to Sublease Agreement dated as of September 1, 2000. In connection with this Amendment, Tenant has requested that Landlord consent to an extension by Tenant of the Sublease Agreement by and between Tenant and Genitope Corporation for a portion of the Premises for a period not to exceed expiration of the Extended Term. Landlord consents to such extension subject to and upon the following: (a) the Sublease shall continue to be subject and subordinate to the Existing Lease, as amended by this Amendment, and to all its terms, covenants, conditions, provisions and agreements, and for such extension, all references to the Prime Lease in the Consent to Sublease shall mean the Existing Lease, as amended by this Amendment; (b) the terms and conditions of the Consent to Sublease shall continue to apply; (c) commencing upon the Extension Commencement Date, Section 15.f of the Lease (as added pursuant to Section 8 of this Amendment) shall apply to the Sublease; and (d) Tenant shall deliver to Landlord a copy of the executed amendment extending the Sublease within ten (10) days after it is executed by Tenant and Subtenant.

        Section 13. Notices; Change of Address. Notwithstanding any provision of the Existing Lease to the contrary, the current addresses for notices to be sent to Landlord under the Lease and for payments to Landlord pursuant to the Lease are changed to the following (the first address being the address for payments):

        Notices to Landlord shall be addressed:

               Metropolitan Life Insurance Company
               c/o Seaport Centre Project Manager
               701 Chesapeake Drive
               Redwood City, CA 94063

               with copies to the following:

                      Metropolitan Life Insurance Company
                      400 South El Camino Real, Suite 800
                      San Mateo, CA 94402
                      Attention: Vice President, Real Estate Investments

                                    and

                      Metropolitan Life Insurance Company
                      400 South El Camino Real, Suite 800
                      San Mateo, CA 94402
                      Attention: Associate General Counsel

        Section 14. Brokers. Tenant represents that except for Landlord's Broker (defined below), Tenant has not dealt with any real estate broker, sales person, or finder in connection with the subject matter of this Amendment, and no such person is entitled to any commission, broker's or finder's fee or similar compensation in connection herewith. Tenant hereby agrees to indemnify, protect, defend and hold Landlord harmless from and against any and all liabilities, demands and claims for commissions, fees or any compensation (and costs and expenses in connection therewith, including, without limitation, attorneys fees and costs of defense) by any person arising out of any dealing or discussion allegedly had by Tenant with any such person in connection with the subject matter of this Amendment. Landlord represents that in connection with the subject matter of this Amendment it is represented by Cornish & Carey ("Landlord's Broker") and, except for Landlord's Broker, Landlord has not dealt with any real estate broker, sales person, or finder in connection with the subject matter of this Amendment. Landlord hereby agrees to pay such commission, if any, to which Landlord's Broker is entitled in connection with the subject matter of this Amendment pursuant to Landlord's written agreement with Landlord's Broker and agrees that Tenant is not obligated to pay or fund any amount to Landlord's Broker.

        Section 15. Time of Essence. Without limiting the generality of any other provision of the Existing Lease, time is of the essence to each and every term and condition of this Amendment.

        Section 16. Attorneys' Fees. Each party to this Amendment shall bear its own attorneys' fees and costs incurred in connection with the discussions preceding, negotiations for and documentation of this Amendment. In the event any party brings any suit or other proceeding with respect to the subject matter or enforcement of this Amendment or the Existing Lease as amended, the prevailing party (as determined by the court, agency or other authority before which such suit or proceeding is commenced) shall, in addition to such other relief as may be awarded, be entitled to recover attorneys' fees, expenses and costs of investigation as actually incurred, including court costs, expert witness fees, costs and expenses of investigation, and all attorneys' fees, costs and expenses in any such suit or proceeding (including in any action or participation in or in connection with any case or proceeding under the Bankruptcy Code, 11 United States Code Sections 101 et seq., or any successor statutes, in establishing or enforcing the right to indemnification, in appellate proceedings, or in connection with the enforcement or collection of any judgment obtained in any such suit or proceeding).

        Section 17. Effect of Headings; Recitals: Exhibits. The titles or headings of the various parts or sections hereof are intended solely for convenience and are not intended and shall not be deemed to or in any way be used to modify, explain or place any construction upon any of the provisions of this Amendment. Any and all Recitals set forth at the beginning of this Amendment are true and correct and constitute a part of this Amendment as if they had been set forth as covenants herein. Exhibits, schedules, plats and riders hereto which are referred to herein are a part of this Amendment.

        Section 18. Entire Agreement; Amendment. This Amendment taken together with the Existing Lease, together with all exhibits, schedules, riders and addenda to each, constitutes the full and complete agreement and understanding between the parties hereto and shall supersede all prior communications, representations, understandings or agreements, if any, whether oral or written, concerning the subject matter contained in this Amendment and the Existing Lease, as so amended, and no provision of the Existing Lease as so amended may be modified, amended, waived or discharged, in whole or in part, except by a written instrument executed by all of the parties hereto.

        Section 19. Authority. Each party represents and warrants to the other that it has full authority and power to enter into and perform its obligations under this Amendment, that the person executing this Amendment is fully empowered to do so, and that no consent or authorization is necessary from any third party. Landlord may request that Tenant provide Landlord evidence of Tenant's authority.

        Section 20. Counterparts. This Amendment may be executed in duplicates or counterparts, or both, and such duplicates or counterparts together shall constitute but one original of the Amendment. Each duplicate and counterpart shall be equally admissible in evidence, and each original shall fully bind each party who has executed it.

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

TENANT:      GENELABS TECHNOLOGIES, INC.,
             a California corporation

             By: /s/ IRENE A. CHOW
                 ---------------------------------------------------

                   Print Name: Irene A. Chow
                               -------------------------------------

                   Title: Charman of Board/Chief Executive Officer
                          ------------------------------------------
                   (Chairman of Board, President or Vice President)


             By: /s/ MATTHEW M. LOAR
                 ---------------------------------------------------

                   Print Name: Matthew M. Loar
                               -------------------------------------

                   Title: Chief Financial Officer
                          ------------------------------------------
                   (Secretary, Assistant Secretary, CFO or Assistant Treasurer)


LANDLORD:    METROPOLITAN LIFE INSURANCE COMPANY,
             a New York corporation

             By: /s/ JOEL R. REDMON
                 ---------------------------------------------------

                   Print Name: Joel R. Redmon
                               -------------------------------------

                   Title: Assistant Vice President
                          ------------------------------------------

                                    EXHIBIT A
                              FORM LETTER OF CREDIT


                                    FOR INTERNAL IDENTIFICATION PURPOSES ONLY

                                    Our No. ____________  Other __________

                                    Applicant ____________________________


TO:  Metropolitan Life Insurance Company
     400 S. El Camino Real, 8th Floor
     San Mateo, CA 94402
     Attention: Vice President

IRREVOCABLE LETTER OF CREDIT NO. ___________

        We hereby establish this irrevocable Letter of Credit in favor of the aforesaid addressee ("Beneficiary") for drawings up to United States $__________ effective immediately. This Letter of Credit is issued, presentable and payable at our office at [issuing bank's address in the San Francisco Bay Area] and expires with our close of business on ___________, 20__.

        The term "Beneficiary" includes any successor by operation of law of the named Beneficiary including, without limitation, any liquidator, rehabilitator, receiver or conservator.

        We hereby undertake to promptly honor your sight draft(s) drawn on us, indicating our Credit No. ________, for all or any part of this Credit if presented at our office specified in paragraph one on or before the expiry date or any automatically extended expiry date.

        Except as expressly stated herein, this undertaking is not subject to any agreement, condition or qualification. The obligation of [issuing bank] under this Letter of Credit is the individual obligation of [issuing bank], and is in no way contingent upon reimbursement with respect thereto.

        It is a condition of this Letter of Credit that it is deemed to be automatically extended without amendment for one year from the expiry date hereof, or any future expiration date, but not beyond January 31, 2007, unless forty-five (45) days prior to an expiration date we notify you by registered mail that we elect not to consider this Letter of Credit renewed for any such additional period.

        This Letter of Credit is transferable by the Beneficiary at no charge to any transferee of the Beneficiary. Transfer of this Letter of Credit is subject to receipt of Beneficiary's instructions in the form attached hereto as Exhibit A accompanied by the original Letter of Credit and amendments(s) if any. Cost or expenses of such transfer shall be for the account of the Applicant or, at Beneficiary's option, may be paid by Beneficiary, subject to Beneficiary's right to reimbursement by Applicant.

        This Letter of Credit is subject to and governed by the Laws of the State of New York and the 1993 revision of the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce (Publication 500) and, in the event of any conflict, the Laws of the State of New York will control. If this Credit expires during an interruption of business as described in article 17 of said Publication 500, the bank hereby specifically agrees to effect payment if this Credit is drawn against within 30 days after the resumption of business.


                                        Very truly yours,


                                        ------------------------------
                                                [issuing bank]

                       Exhibit A to Form Letter of Credit


_____________________________

c/o _________________________

_____________________________

_____________________________

Attention:___________________

              Re: Irrevocable Letter of Credit No. ________________

Ladies & Gentlemen:

        The undersigned acknowledges receipt of your advice No. ____________ of a credit issued in our favor, the terms of which are satisfactory. We now return the original advice of the said credit with all amendments and extensions, if any, and hereby irrevocably transfer the said credit and all amendments and extensions thereof, if any, to:


                          ____________________________
                              [Name of Transferee]


                          ____________________________
                                   [Address]


        You are to inform the transferee of this transfer and such transferee shall have sole rights as beneficiary under the credit, including any amendments, extension or increases thereof, without notice to or further assent from us.

        This transfer is at no charge or cost to Beneficiary or the transferee.

                                           Yours very truly,

                                           Beneficiary

                                           By:_______________________
                                                  (Bank)